SUN RIVER ENERGY, INC. WELCOMES SHAREHOLDERS TO ANNUAL MEETING AND ADDS NEW DIRECTOR

Dallas, TX -- (PRNewswire-FirstCall) – September 20, 2011 --Sun River Energy, Inc. (OTC:BB:SNRV).  Sun River Energy, Inc. (the “Company” or “Sun River”) today announced the successful conclusion of its Annual Shareholders’ meeting as well as the addition of a new member to the board of directors.

On Wednesday, September 14, 2011, Sun River welcomed over 100 invited guests and shareholders to its annual meeting held at the Dallas Park Cities Hilton Hotel.  The meeting concluded with all matters under consideration in the Company’s proxy statement being passed by the shareholders.  At a regularly scheduled board meeting, the directors of the Company added Mr. Daniel M. Cofall of Dallas, Texas to the board of directors.

Donal R. Schmidt, Jr., the Company's CEO and President, states:

“We had a very successful meeting with a significant turnout of our current shareholders as well as a good mix of potential investors, fund managers, bankers, and interested industry participants.  Although the actual meeting concluded fairly quickly, I previously asked my technical staff to prepare a presentation on the Company to allow them to showcase their departments and what they are currently doing to add value to the Company.  After the conclusion of my presentation on the current state of the Company, my senior managers spoke for over an hour and a half about how our business and the energy industry actually work.  All-in-all, every person I visited with believed they left the meeting with a much better of understanding of the energy industry in general and how Sun River is positioned to take advantage of its assets in the current economic environment.

“In addition to attending the meeting, the board took the opportunity to add Mr. Daniel M. Cofall to its membership.  Dan is a skilled and savvy financial expert.  He fills a large gap on the board with respect to his being a qualified financial expert.  Dan was added to the audit committee, the nomination and governance committee and the compensation committee.  Dan has extensive public company experience as both a CFO and as a CEO.  His undergraduate degree is from Notre Dame and his MBA in finance from SMU.  He has been an adjunct professor of finance at the Univ. of Dallas Graduate School of Mgmt. for 13 years.  He contributes nationally to various financial publications and he hosts his own financial talk show on CNN in the Dallas greater metropolitan area.

“Dan is a very strong addition to our board and on behalf of the other board members I welcome him and I look forward to working with him as we move Sun River forward.”

About Sun River Energy, Inc.:

Sun River Energy, Inc. is a Dallas-based, oil and gas exploration and production company.  For further information on the Company, please visit our website www.snrv.com.

Media Contact:
Gilbert Steedley
1-800-669-6511

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements” (statements which are not historical facts) made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as "anticipate," "could," "may," "might," "potential," "predict," "should," "estimate," "expect," "project," "believe," "plan," "envision," "continue," "intend," "target," "contemplate," or "will" and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include, but are not limited to, the time to consummate the proposed development, completion and extraction; the timing and extent of changes in market conditions and prices for natural gas and oil; the timing and extent of the Company's success in discovering, developing, producing and estimating reserves; the economic viability of, and the Company's success in drilling, the Company's ability to fund the acquisition, development, completion and extraction of oil and gas assets and the Company's planned capital investments; the Company's future property acquisition or divestiture activities; increased competition; and any other factors listed in the reports the Company has filed and may file with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company’s expectations only as of the date they were made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Cautionary Note -- The SEC permits oil and gas companies, in filings made with the SEC, to only disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves.  In this news release, the Company uses certain broader terms such as "potential resources" or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC's guidelines.These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized.  Potential resources refers to the Company’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. “Potential resources” does not constitute reserves within the meaning of the Society of Petroleum Engineer's Petroleum Resource Management System and does not include proved reserves. Area wide unproven, unrisked resource potential has not been fully risked by the Company’s management. Actual quantities that may be ultimately recovered from the Company’s interests will differ substantially. Factors affecting ultimate recovery include the scope of the Company’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K and in our other filings, available from our website at www.snrv.com or by written request to 5950 Berkshire Lane, Suite 1650, Dallas, Texas 75225. You can also obtain these documents by calling the SEC at 1-800-SEC-0330.